UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2008

NUTRITION 21, INC.
(Exact name of registrant as specified in its charter)

New York	0-14983	11-2653613
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

4 Manhattanville Road, Purchase, New York	10577
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 701-4500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 13, 2008 Marvin Moser resigned as a director and a member of the compensation committee of Nutrition 21, Inc. (the “Company”).

On June 18, 2008, the Board elected Michael A. Zeher as President and Chief Executive Officer and a member of the Board of the Company effective July 14, 2008. On June 26, 2008 the Board also resolved that effective July 14, 2008, Gerard Butler and Michael A. Fink, who prior to July 14, 2008 served as officers with the title, authority and responsibilities of Co-Chief Executive Officers, will thereafter continue to serve as officers with the title, authority and responsibilities of Co-Chief Operating Officers.

Effective July 14, 2008, Mr. Zeher entered into a three-year employment agreement with the Company. The employment agreement among other things provides for base compensation to Mr. Zeher of $325,000 annually, a potential bonus to Mr. Zeher of up to 60% of annualized base compensation based on the extent the Company meets performance objectives relating to cash flow, profitability and sales growth, and the grant to Mr. Zeher of an option to purchase 1,000,000 shares of common stock at $0.36 per share. The option vests (i) one-third on each of the first three anniversaries of July 14, 2008 provided Mr. Zeher is then employed by the Company, or (ii) if earlier, on his death or permanent disability while employed. The option will expire on the earlier of 89 days after termination of employment or July 13, 2018. The Company will reimburse Mr. Zeher for up to $62,000 in pre-approved moving and relocation expenses and up to $8,000 in documented temporary living and travel expenses. Mr. Zeher will not receive any compensation for serving as a member of the Board. If Mr. Zeher terminates his employment for Good Reason (as defined) or the Company terminates Mr. Zeher’s employment other than for Cause (as defined) and Mr. Zeher executes a general release in favor of the Company, he will receive a continuation of base salary and benefits for 12 months from the date of termination. If Mr. Zeher terminates his employment for other than Good Reason or the Company terminates Mr. Zeher’s employment for Cause, he will receive salary and benefits accrued to the date of termination.

Effective July 14, 2008, Mr. Zeher and the Company entered into a confidentiality and non-compete agreement that (i) obligates Mr. Zeher to keep the Company’s Confidential Information (as defined) in confidence and use it only for the benefit of the Company, and (ii) provides that all inventions that relate to the actual or anticipated business of the Company are the property of the Company. In addition, Mr. Zeher agreed for the period of his employment and for 12 months thereafter not to compete with the Company and during the 12-month period after employment not to hire any person who was an employee or consultant to the Company at any time during the preceding two years.

The descriptions in this report of certain provisions of the July 14, 2008 employment agreement and the July 14, 2008 confidentiality and non-compete agreement are qualified in their entirety by reference to the agreements as filed as exhibits to this Report.

Mr. Zeher is 60 years old. He served as the President and Chief Executive Officer of Nutritional Laboratories, International, Inc., a privately-held contract manufacturer and marketer of dietary supplement from February 2006 to December 2007. From July 2003 until March 2005, Mr. Zeher was President and Chief Operating Officer of Pharmaceutical Formulations, Inc., a manufacturer of over 100 different types of solid-dose over-the-counter pharmaceutical products. From 1994 through February 2002, Mr. Zeher served as President and Chief Executive Officer of Lander Company, Inc., a manufacturer and marketer of health and beauty care products. In that capacity, he was responsible for the company’s worldwide operations and custom health care and international divisions. Mr. Zeher previously served as Vice President, Business Development for Johnson & Johnson, where he was responsible for the North American Consumer Sector business. Prior to taking that office, he held various sales and marketing positions with Johnson & Johnson. Mr. Zeher is holds a Bachelors of Science in Business Administration from Old Dominion University. Mr. Zeher is a member of the Board of Matrixx Initiatives, Inc.

Item 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS	Description

10.1	Employment Agreement between the Company and Michael A. Zeher (Exhibit A not filed)

10.2	Confidentiality and Non-Compete Agreement between the Company and Michael A. Zeher

10.3	Form of Option Grant Letter

99.1	Press Release issued July 15, 2008 announcing the appointment of Michael A. Zeher as President and Chief Executive Office and a Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Nutrition 21, Inc.
(Registrant)

Date: July 15, 2008	By:	/s/ Michael A. Zeher

Index to Exhibits

(d) EXHIBITS	Description

10.1	Employment Agreement between the Company and Michael A. Zeher (Exhibit A not filed)

10.2	Confidentiality and Non-Compete Agreement between the Company and Michael A. Zeher

10.3	Form of Option Grant Letter

99.1	Press Release issued July 15, 2008 announcing the appointment of Michael A. Zeher as President and Chief Executive Office and a Director